EXHIBIT 10 (k)


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[LOGO]
Digital Lava Inc.


August 28, 1998

Dr. James Stigler
Lesson Lab, Inc.
12436 Santa Monica Blvd.
Los Angeles, CA  90025

Dear James,

This letter shall serve as a formal Agreement between Digital Lava, Inc. ("Digital Lava") and Lesson Lab, Inc. ("Customer."). Customer desires that Digital Lava perform custom development and programming services in connection with Digital Lava's VideoVisor Product ("VideoVisor") to allow Customer to customize VideoVisor as set forth in Attachment A hereto.

1. Services. Digital Lava shall provide the Services set forth on Attachment A hereto and shall deliver to Customer all work product, documentation and results of such Services (the "Deliverables") according to the Delivery Schedule set forth on Attachment A. With respect to the performance of
     Services, Customer will neither direct nor supervise Digital Lava's employees or staff with respect to said individuals' tasks or responsibilities without Digital Lava's express written consent. Digital Lava intends to perform the Services at Digital Lava's premises.

2. Acceptance. Customer shall have [10] business days after delivery and installation of the Deliverables (or re-installation resulting from correction of defects by repair or replacement of the Deliverables) to evaluate and test the Deliverables to determine that they conform with Attachment A hereto. If Customer, in its best business judgment, determines that the Deliverables fail to conform to the requirements of Attachment A, it shall immediately notify Digital Lava in writing, specifying in detail the reasons that Customer believes the Deliverables fail to conform. Digital Lava shall have [15] business days in which to correct and resubmit the Deliverables to Customer. Customer shall then have [3] business days in which to re-evaluate and test the Deliverables for conformance with Attachment A, and shall notify Digital Lava as set forth above of any nonconformance. Digital Lava shall have [5] business days in which to correct and resubmit the Deliverables to Customer. Customer shall then have [2] business days to re-test the Deliverables, and to provide Digital Lava with notice rejection of the Deliverables for nonconformance. Silence shall be deemed to be acceptance. If Digital Lava fails to correct the Deliverables to conform to Attachment A within such time period, Customer


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     may terminate this Agreement. Upon acceptance of such Deliverables, Digital
     Lava shall provide ongoing maintenance and support pursuant to Section 3(b) of this Agreement.

3.   Fees and Payment.

     a. Progress Payments. In consideration for the rights and obligations set forth herein, Customer will pay Digital Lava according to the Payment Schedule set forth on Attachment A. By executing this Agreement, Customer confirms the budget for the work, and the charges and purchases set forth in Appendix A hereto. If Customer wishes to enlarge the scope of the Services or implement additional features or subtasks, the parties shall agree upon the costs therefor in advance in writing.

     b. Upgrades and Support. If Customer desires to receive continuing support and upgrades beyond those set forth on Attachment A, it agrees to pay Digital Lava an amount equal to Forty Percent (40%) of Payments due for Services. Any such support and upgrade fees will be due in cash at the beginning of the year for which such support will be provided. Note: This was not discussed with Stigler. We can put this in and choose to waive it.

     c. Expenses. Customer will reimburse Digital Lava for incidental expenses and disbursements incurred by Digital Lava related to travel and lodging, shipping, and any other incidental expenses incurred in the performance of the Services. Digital Lava shall bear sole responsibility for expenses incurred to acquire the necessary tools to perform the Services. If Digital Lava needs to procure any third party computer software, hardware, other office supplies or any other subcontracted services or products to implement, perform, or install items set forth in Attachment A, which purchase will exceed $1000, Digital Lava will notify Customer in advance, and obtain approval for the amount of the purchase plus any applicable sales tax.

     d. Billing. Digital Lava will invoice Customer for reimbursable incidental expenses and disbursements and any Customer approved third party purchases on a monthly basis. The invoice will include a report itemizing the expenses and third party purchases. Customer shall pay all invoices within 30 days of receipt, and shall not make any deductions thereto.

4.   Termination.

     a. By Digital Lava. Failure of Customer to make payments to Digital Lava in accordance with this Agreement shall be considered substantial nonperformance and cause for termination. If Customer fails to make payments when due, Digital Lava may, upon seven days' written notice to Customer suspend performance under this agreement. Unless payment in full is received by Digital Lava within seven days of the date of the notice, the suspension shall take



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          effect  without  further  notice.  In the  event  of a  suspension  of services, Digital Lava shall have no liability to Customer for delay or damage caused Customer because of such suspension of services.

     b. By Customer. Customer shall have the right at any time to terminate this Agreement on thirty (30) days' written notice. In the event of such termination, and provided termination is not as a result of Digital Lava's unremedied breach of this Agreement, Customer shall pay Digital Lava then accrued payments due under the Delivery Schedule, plus the pro-rated portion of the next payment, if any, due with respect to items being worked on up to the time of termination, plus reimbursable expenses, plus twenty percent (20%) of the total charges due through the date of the termination. Should Customer wish to delete specific subtasks, Customer will notify Digital Lava immediately in writing. As long as said deletions represent less than twenty percent of the labor cost for the project, Customer shall not be liable for the twenty percent termination penalty.

     c. Termination for Breach. Either party may terminate this Agreement upon seven (7) days' written notice to the other party in the event the other party materially breaches this Agreement and fails to cure such breach within fifteen (15) days' written notice from the non-breaching party.

5. Ownership. All right, title and interest in and to the object code only of the Deliverables shall be owned by Digital Lava; provided, however, that Customer shall have the perpetual, non-exclusive right to use the Deliverables as set forth in this Agreement. No license or other rights in the Deliverables is granted hereby.

6. Warranties of Digital Lava. Digital Lava represents, warrants and covenants that: (i) it has the full power to enter into this Agreement and perform the Services provided for herein, and that such ability is not limited or restricted by any agreements or understandings between Digital Lava and other persons or companies; (ii) any Deliverables, information or materials developed for, or any advice provided to Digital Lava, shall not rely or in any way be based upon confidential or proprietary information or trade secrets obtained or derived by Digital Lava from sources other than Digital Lava unless Digital Lava has received specific authorization in writing to use such proprietary information or trade secrets; (iii) Digital Lava will not enter into any contracts or otherwise obligate Customer in any way without Customer's express approval; and (iv) Digital Lava will use its best efforts to complete the Services in a timely, competent and professional manner.

7. Indemnification. Customer hereby agrees to indemnify, hold harmless and defend Digital Lava and its employees, contractors and agents from all claims, damages, costs and expenses, including reasonable attorneys' fees and litigation expenses, arising out of or in connection with any Customer product by the Customer, Customer's content, Customer's website or
     Customer's materials (not including the Customer's client parties), including, without limitation: (i) infringement or violation, or alleged infringement or



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     violation,  of any copyright,  patent,  trademark,  trade secret,  right of publicity, right of privacy, or other proprietary rights of any third party; and (ii) unfair trade practice, defamation or misrepresentation. Digital Lava hereby agrees to indemnify, hold harmless and defend Customer and its employees, contractors and agents from all claims, damages, costs and expenses, including reasonable attorneys' fees and litigation expenses, arising out of or in connection with the Deliverables, including, without limitation: (i) infringement or violation, or alleged infringement or violation, of any copyright, patent, trademark, trade secret, right of publicity, right of privacy, or other proprietary rights of any third party; and (ii) unfair trade practice, defamation or misrepresentation.

8. Limitation of Liability. NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR LOSS OF PROFITS OR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT, AND EVEN IF THE PARTIES HAVE BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. EXCEPT IN RESPECT OF LIABILITY WHICH IS BY LAW INCAPABLE OF EXCLUSION, IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR ANY REASON EXCEED THE TOTAL SUMS PAID UNDER THIS AGREEMENT.

9. Confidential Information. From the date of execution hereof for a period of three (3) years from termination of this Agreement, neither party shall use, disclose, or permit any person to obtain any confidential information of the other party, including any materials developed or generated hereunder (whether or not such confidential information is in written or tangible form), except as specifically authorized by such party. As used herein, confidential information shall mean a whole or any portion or phase of any marketing plans, business plans, sales information, customer lists, scientific or technical information, design, process, procedure, formula, or improvement relating to the development, design, construction, and operation of a program that is valuable and not generally known to a party's competitors and any other information of a party of which the other party becomes aware of as a result of this Agreement and which is indicated to be confidential or, if not so indicated, which could reasonably be interpreted to be confidential. The parties agree that, in the event of a breach or threatened breach of the terms of this confidentiality provision, the non-breaching party shall be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. The parties acknowledge that Confidential Information is valuable and unique and that disclosure in breach of this confidentiality provision will result in irreparable injury to its owner.

10. No Assignment. Neither party shall assign, transfer or otherwise dispose of this Agreement or any rights or duties hereunder without the prior written consent of the other, provided that either party may assign this Agreement pursuant to a sale of substantially all of its assets, a merger, or consolidation.




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11.  Arbitration.  Any  controversy,  dispute  or  question  arising  out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance, or any breach thereof, shall be determined by arbitration in the County of Los Angeles, State of California, in accordance with the rules then obtaining of the American Arbitration Association. The cost and expenses of such arbitration including the compensation of the arbitrator(s), the prevailing party's attorney's fees, and the stenographer employed by them, shall be paid by the party against whom the arbitrator renders a decision. The decision of the arbitrator shall be final and binding upon the parties hereto and may be entered as a final decree or judgment in any court of competent jurisdiction.

12. Miscellaneous. This Agreement and Attachment A attached hereto and incorporated herein constitute the entire agreement between the parties, and supersedes any and all agreements, whether written or oral, and may only be amended or modified by a written instrument signed by both parties.


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized representative as of the most recent date shown below.


Accepted:
Digital Lava, Inc.


By:      /s/ Joshua D. J. Sharfman
         -----------------------------------
         Joshua D. J. Sharfman
         Chief Executive Officer

Date:    August 28, 1998



Accepted:
Lesson Lab, Inc.



By:      /s/ James Stigler
         -----------------------------------
         Dr. James Stigler
         Chief Executive Officer

Date: August 28, 1998



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                                  Attachment A
                                Statement of Work


PURPOSE

The purpose of this document is to establish the statement of work for the contract development that Stigler (provide name of entity) is contracting with Digital Lava Inc.


PAYMENT SCHEDULE

This work will be performed for the contract amount of eighty thousand dollars ($80,000).

o Twenty-five percent (25%) will be due upon signing the agreement. That is expected to occur no later than August 31, 1998.

o Twenty-five percent (25%) will be due upon delivery of the specification. That is expected to occur no later than September 25, 1998.

o Twenty-five percent (25%) will be due upon delivery of a prototype. The timing will be dependent upon the specification.

o Twenty-five percent (25%) will be due upon delivery of the solution. The timing will be dependent upon the specification and the prototype.


PROJECT DESCRIPTION

The objective of the project and the contracted development is to enable Stigler to gain programmatic control of VideoVisor and the VideoVisor database. This programmatic control will enable Stigler to customize the behavior of VideoVisor and to augment VideoVisor's function to tailor it for Stigler's unique applications.

Stigler also desires to add the equivalent of Events Types and Events to the VideoVisor database.

Lastly, there are some discrete VideoVisor enhancements that are desired that must be implemented by Digital Lava staff and cannot be implemented externally since the support does not yet exist within VideoVisor for those functions (to be defined below).


APPROACH

The general approach will be to provide programmatic access to the VideoVisor control and to the VideoVisor Logical Database.


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DETAILS

The following details are currently known. Additional details will be exposed in the specification phase of the project.

1. Queries of physical video position and logical video position. In general, queries will be supported programmatically by providing documentation and sample applications that demonstrate how to traverse the VideoVisor object model. Consider the following (logical - not actual) example where a programmer would like to determine the current physical video position. The programmer would create an assignment statement such as:

     physicalPositionVariable = object.video.currentPosition.physicalFile()

     Digital Lava will be responsible for the following:

     o    Documentation of the object model.

     o Creation of sample applications illustrating the appropriate use of the object model for the class of queries that Stigler would like to make.

     o    Consultation to Stigler's programmer(s).

2. Writing to the VideoVisor database. External programs may write to the VideoVisor database through the Logical Database Component. The Logical Database Component provides two significant functions in this context:

o It insulates the application from the physical database complexities, structure, changes, etc. and provides an object interface to the persistent data store for VideoVisor.

o It provides input validation, error messages and assures the referential integrity of the physical database. Thus, this is not a requirement of the external application.

     Digital Lava will need to perform the following tasks:

     o    Documentation of the logical database model.

     o Promotion of any private methods or properties to public methods or properties. This will require:

          o    Further documentation

          o Creation of the input validation, error messages, etc. to support the promotion from a private method or property to a public method or property.

     o Creation of sample applications illustrating the appropriate use of the logical database model for the class of operations that Stigler would like to perform.

     o    Consultation to Stigler's programmer(s).

3. Events and Event Types. Events and Event Types are not presently supported in the VideoVisor object model or the Logical Database component.



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     Implementing  Events and Event Types as they are  implemented  in vPrism is not consistent with the direction of VideoVisor. However, there is a solution that is consistent that will be described below.

     It is important to add the notion of a clip that is not associated with a playlist to the next evolution of the VideoVisor database. This is necessary to support publishing from the VideoVisor database substrate. These clips will require unique naming, ordering, and all of the classification support that will be useful for the creation of playlist and the reuse of the clips once defined. To do this, Digital Lava will need to do the following with respect to unassociated clips:

     o The business rules for input validation, error messages, etc. will need to be defined.

     o Support and documentation for these data elements will need to be added to:

          o    Physical database

          o    Logical database component

     Once the support for clip publishing has been implemented in the physical and logical database, then Stigler will be able to implement the precise Event and Event Type handling that he desires. Since clips will be identified uniquely in the logical database, Stigler can access them in the manner described above in items one and two. Events and Event Types are built on the foundation of clips. Stigler can create any event or event type desired in a parallel database or in the same physical database as the one used by VideoVisor. The main difference here is that Event Type and Event support will not be available through the VideoVisor logical database. However, with consultation from Digital Lava, Stigler can create his own "event logical database" that handles all of the business rules for input validation, error messages, etc. that he will need for supporting events and event types as Stigler defines them. This will not burden VideoVisor with "analysis" function and at the same time present the architecture and substrate for Stigler to take full control of the behavior of analysis events, the post processing, and the user interface around them.

4.   VideoVisor   Enhancements.   Support  for  the  following  enhancements  to
     VideoVisor will need to be made by Digital Lava.

     a) Second parallel stream. Support for a second parallel reference stream will need to be added. The most likely use of the parallel stream will be to select from a second camera source. Only one stream will be rendered at a time. It will be a requirement that these streams be synchronized in time. VideoVisor will need to be enhanced to:

          i)   Define the source of the second stream

          ii) Provide a mechanism for selecting which stream is rendered in the video control window

          iii) Provide a mechanism that allows the user to preview the stream not being displayed in the video window (we will need to work out how we preview a stream which is not


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               a video stream - e.g.  audio).  This preview is only updated when the user stops the video control in order to minimize processor requirements.

     b) Display toggle between physical file time and logical playlist time for the video control LCD display. Note that this is only supported in the case where the playlist is comprised of a single physical video file.

     c)   Copy video frame (with markup, if any) to the clipboard.

     d) Copy video position to clipboard and append dlcommand:vidpos= prior to the video physical file position.